Exhibit 10-n-2

Schedule of Executives of the Company who are a party to the Change of Control Agreement:

Three-Year Agreement

1.	Clayton M. Jones
2.	Barry M. Abzug
3.	Patrick E. Allen
4.	John-Paul E. Besong
5.	Gary R. Chadick
6.	Gregory S. Churchill
7.	Bruce M. King
8.	Ronald W. Kirchenbauer
9.	Nan Mattai
10.	Jeffrey A. Moore
11.	Robert K. Ortberg
12.	Kent L. Statler
13.	Robert A. Sturgell

Two-Year Agreement

1.	David H. Brehm
2.	Marsha A. Schulte
3.	David S. Rokos
4.	Douglas E. Stenske